Exhibit 10.1

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (this “Sixth Amendment”) is entered into as of October 10, 2022, by and between ILPT NEWTON IOWA LLC, a Delaware limited liability company (“Landlord”) and TPI IOWA, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Opus Northwest, L.L.C. (“Original Landlord”) and Tenant entered into that certain Net Lease Agreement dated November 13, 2007, as amended by that certain First Amendment to Net Lease Agreement dated July 26, 2008 (collectively, the “Original Lease”) for certain premises (the “Demised Premises”) located at 2300 North 33rd Avenue East, Newton, Iowa; and

WHEREAS, Blue Dog LLC succeeded to the interest of Original Landlord under the Original Lease and with Tenant entered into that certain Second Amendment to Lease dated as of May 11, 2010 (the Original Lease, as so amended, being hereinafter referred to as the “Amended Lease”); and

WHEREAS, SIR Properties Trust succeeded to the interest of Blue Dog LLC under the Amended Lease and with Tenant entered into that certain Third Amendment to Lease dated as of August 2, 2016 (the Amended Lease, as so amended, collectively the “Agreement”); and

WHEREAS, ILPT Newton Iowa LLC, a Maryland limited liability company (“Interim Landlord”) succeeded to the interest of SIR Properties Trust under the Agreement and with Tenant entered into that certain Fourth Amendment to Lease dated as of August 6, 2020 and that certain Fifth Amendment to Lease (“Fifth Amendment”) dated as of August 16, 2021 (the Agreement as so amended, the “Lease”); and

WHEREAS, Interim Landlord filed those certain Articles of Conversion with the Maryland Department of Assessments and Taxation on January 31, 2022 and that certain Certificate of Conversion with the Delaware Secretary of State on January 31, 2022, and thereby converted into Landlord; and

WHEREAS, Landlord and Tenant wish to amend the Lease to extend the term thereof for ten (10) years beyond its current scheduled expiration of January 31, 2023 and in certain other respects, subject to and upon the terms and conditions hereinafter provided; and

WHEREAS, TPI Composites, Inc., f/k/a LCSI Holding, Inc. (“Guarantor”) executed and delivered that certain Guaranty of Lease dated November 13, 2007 (the “Guaranty”), and Guarantor, as an inducement to Landlord to enter into this Sixth Amendment, has agreed to join in this Sixth Amendment for the purpose of confirming the continuation of the Guaranty.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.
Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.
2.
The Initial Term of the Lease is hereby extended for a period of ten (10) years and shall expire on January 31, 2033. Other than as provided for in this Sixth Amendment, Tenant shall have no further right to extend the term of the Lease.
3.
For the portion of the Initial Term commencing on February 1, 2023, Tenant shall pay Basic Rent in accordance with the following schedule:

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Dates	Basic Rent (per annum)	Monthly Installment
2/1/23 – 1/31/24	$1,656,004.00	$138,000.33
2/1/24 – 1/31/25	$1,705,684.12	$142,140.34
2/1/25 – 1/31/26	$1,756,854.64	$146,404.55
2/1/26 – 1/31/27	$1,809,560.28	$150,796.69
2/1/27 – 1/31/28	$1,863,847.09	$155,320.59
2/1/28 – 1/31/29	$1,919,762.50	$159,980.21
2/1/29 – 1/31/30	$1,977,355.38	$164,779.62
2/1/30 – 1/31/31	$2,036,676.04	$169,723.00
2/1/31 – 1/31/32	$2,097,776.32	$174,814.69
2/1/32 – 1/31/33	$2,160,709.61	$180,059.13

4.
Tenant has deposited $388,092.25 (the “Deposit”) with Landlord, which Deposit shall be applied against the monthly installments of Basic Rent commencing on February 1, 2023 and thereafter until such Deposit has been fully applied.
5.
Landlord and Tenant acknowledge that in 2014, the Demised Premises were expanded to include approximately 21,150 additional rentable square feet (RSF). Landlord and Tenant agree that the RSF of the Building (as defined in the Original Lease) and the Demised Premises is approximately 337,960.
6.
Tenant currently occupies the Demised Premises and agrees to accept the Demised Premises in their “as is” condition as of the date of this Sixth Amendment.
7.
Section 5 of the Fifth Amendment is hereby deleted other than the first sentence thereof. Tenant shall have the right, subject to the provisions hereinafter provided, to extend the term for all of the Demised Premises for one (1) period of five (5) years (the “Extension Term”) on the terms and provisions hereof provided:
(a)
That the Lease is in full force and effect and Tenant is not in default in the performance of any of the terms, covenants and conditions herein contained beyond all applicable notice and cure periods at the time of exercise of the right of extension and at the time set for commencement of the Extension Term, but Landlord shall have the right at its sole discretion to waive this condition.
(b)
That such Extension Term shall be upon the same terms, covenants and conditions as provided in the Lease; provided, however, the Basic Rent for such Extension Term shall be the fair market rental value of the Demised Premises for the Extension Term as determined by Landlord in good faith, but in its sole discretion (which fair market rental value may include periodic rental increases consistent with market condition). Landlord shall notify Tenant of its determination of the fair market value of the Demised Premises for the Extension Term (“Landlord’s FMV Notice”) within thirty (30) days of Landlord’s receipt of Tenant’s Election Notice (as defined in Section 7(c) below). If Tenant objects to Landlord’s determination of the fair market value of the Demised Premises for the Extension Term, Tenant shall so notify Landlord in writing (“Tenant’s Objection Notice”) within thirty (30) days of its receipt of Landlord’s FMV Notice. If Tenant does not object within such period, the Basic Rent for such Extension Term shall be that determined by Landlord; if Tenant objects to Landlord’s determination of fair market value, Landlord and Tenant shall attempt to agree upon the fair market value of the Demised Premises for the Extension Term using reasonable, good-faith efforts following Landlord’s receipt of Tenant’s Objection Notice, however if Landlord and Tenant do not agree upon the fair market value of the Demised Premises for the Extension Term within thirty (30) days after Tenant’s Objection Notice, then the Extension Term shall be null and void.
(c)
That Tenant shall exercise its right to the Extension Term provided herein, if at all, by notifying Landlord in writing of its election (“Election Notice”) to exercise the right to extend the term on or before January 31, 2032 (time being of the essence), but not prior to November 30, 2031.
8.
Subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant and the provisions of Section 9 hereof, Tenant shall have an option (the “Early

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Termination Option”) to terminate the term of the Lease, as amended hereby, effective on January 31, 2031 (the “Early Termination Date”) by giving Landlord written notice of Tenant’s election to exercise the Early Termination Option on or before April 30, 2030. As a condition to the effectiveness of Tenant’s notice exercising the Early Termination Option Tenant shall pay Landlord, concurrently with such notice, a “Termination Fee” equal to the sum of four (4) monthly installments of Basic Rent at the rate in effect on the date Tenant provides such written notice. Landlord may, in its sole discretion, elect to treat any notice of termination which is not accompanied by the Termination Fee either as null and void or as effective to terminate the term as of the Early Termination Date (while not discharging Tenant from its obligation to pay the Termination Fee). The “Conditions” are that, as of the date of the election notice, Tenant shall not be in default under the Lease beyond all applicable notice and cure periods.
9.
If at any time before January 31, 2026 Tenant wishes to expand the Demised Premises, Tenant may request a proposal whereby Landlord will construct, at Landlord’s cost, a contiguous addition to the Building of approximately 100,000 square feet of floor area (the “Addition”). Landlord shall provide Tenant with proposed plans and specifications for the Addition and a non-binding estimate of the cost of construction of the Addition (the “Proposal”) within ninety (90) days of Tenant’s request, provided Tenant shall not be in default under the Lease beyond any applicable notice and cure periods and Tenant’s financial condition shall not have declined from that existing as of the date of this Sixth Amendment. Tenant need not accept the Proposal, nor shall Landlord be obligated to change any of the Proposal’s terms once provided to Tenant. Upon Tenant’s acceptance of the Proposal by notice to Landlord, the Early Termination Option granted to Tenant under Section 8 hereof shall automatically be null and void and of no further force or effect. If Tenant fails to give notice of its acceptance of the Proposal within thirty (30) days of its submittal to Tenant, Tenant’s request for Landlord to construct the Addition shall automatically be deemed revoked and of no further force or effect. If Tenant shall timely accept the Proposal, then the parties shall promptly enter into an amendment to the Lease providing that upon substantial completion of construction of the Addition, (i) the Addition will be added to the Demised Premises, (ii) the term of the Lease will be extended for ten (10) years from that date of such substantial completion, (iii) the Basic Rent for the initially demised space for such ten (10) years shall be adjusted to be fair market rent (as provided by Landlord in the Proposal), and (iv) the Basic Rent for the Addition shall be equal to the amount sufficient to amortize over such ten year period all of Landlord’s costs attributable to such Addition (including but without limitation commercially reasonable project management fees) and a rate of profit on such costs over that ten year period consistent with Landlord’s then investment criteria for similar investments.
10.
Tenant shall submit to Landlord, within thirty (30) days of request, but not more frequently than semi-annually, any waste management, recycling, energy and water consumption data, including usage and charges as they may appear on any utility bills received by Tenant. Landlord may, at its sole cost and expense, install monitoring equipment at the Demised Premises to track consumption of utilities, and shall provide to Tenant such non-proprietary, current information relating to Building energy and water consumption, waste management and recycling as Landlord has readily available, within thirty (30) days of request by Tenant, not more frequently than semi-annually.
11.
Notwithstanding any provision of the Lease to the contrary, Tenant shall have no right to make any use of the roof of the Building, and Landlord shall retain the exclusive right to use and to afford third parties the right to use all or portions of the roof of the Building for such purposes as Landlord may elect from time to time, and Landlord shall have the non-exclusive right to use Building shafts and chases for connection of any such roof installations to utilities.
12.
Tenant and Landlord warrant and represent that they have dealt with no agent or broker in connection with the consummation of this Sixth Amendment other than CBRE, and in the event of any agency or brokerage claims or liens, other than by CBRE against Landlord, Tenant or the Land predicated upon or arising out of prior dealings with Tenant or Landlord, the party with whom the agent or broker claims to have dealt agrees to defend the same and indemnify and hold the other party harmless for, from and against any such claim, and to discharge any such lien. Landlord shall be responsible for the payment of any commissions payable to CBRE pursuant to separate written agreement.

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13.
This Sixth Amendment may be executed in multiple counterparts, including by electronic signature or DocuSign, each of which shall constitute an original instrument but all of which shall constitute one and the same agreement.
14.
Except as modified by this Sixth Amendment, Landlord and Tenant agree that the Lease is hereby affirmed and continues in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended by this Sixth Amendment.
15.
Tenant represents that any individual executing this Sixth Amendment on behalf of Tenant is authorized to do so. Landlord represents that any individual executing this Sixth Amendment on behalf of Landlord is authorized to do so.

IN WITNESS WHEREOF, the parties hereunto have executed this Sixth Amendment as of the date first written above.

LANDLORD:

ILPT NEWTON IOWA LLC

By: The RMR Group LLC, its agent

By: /SJ v/s/ Jennifer F. Francis F/

Jennifer F. Francis

Executive Vice President

TENANT:

TPI IOWA, LLC

By: /v /s/ William E. Siwek

William Siwek

Chief Executive Officer

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Joinder

Reference is made to the Guaranty of Tenant’s obligations under the Lease dated November 13, 2007, as amended, by Guarantor. Guarantor confirms that (i) all references in such Guaranty to the word “Lease” shall mean the Lease, as defined therein, as amended through the Sixth Amendment to Lease to which this Joinder is attached, (ii) Guarantor is in receipt of a correct and complete copy of the Lease as amended through the Sixth Amendment to Lease, (iii) Guarantor will receive material value and benefits from the Lease as amended through the Sixth Amendment to Lease, and (iv) the Guaranty, as amended hereby, is in full force and effect and Guarantor hereby ratifies and affirms the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date first written above.

GUARANTOR:

TPI Composites, Inc.

By: v/s/ William E. Siwek T/

William Siwek

Chief Executive Officer

Duly authorized

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